Exhibit 99.1

Tivic Health Systems, Inc. Announces Reverse Stock Split

FREMONT, Calif.– March 5, 2025 – Tivic Health® Systems, Inc. (Nasdaq: TIVC) (“Tivic Health” or the “Company), a diversified therapeutics company, announced today that its Board of Directors has declared a 1-for-17 reverse stock split of the Company’s issued and outstanding shares of common stock. The purpose of the reverse stock split is to bring the Company into compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market (“Nasdaq”), and is part of the Company’s Compliance Plan, as presented to Nasdaq on February 18, 2025.

The reverse stock split was approved by the stockholders of the Company at a special meeting of the Company held on January 31, 2025. The reverse stock split will become effective on March 7, 2025 (the “Effective Date”) at 12:01 AM Eastern Time. The Company’s common stock is expected to begin trading on a split-adjusted basis when the markets open on March 7, 2025, under the current Nasdaq trading symbol “TIVC.”

The new CUSIP for the Company’s common stock following the reverse split will be 888705308.

As a result of the reverse stock split, every 17 shares of the Company’s common stock issued and outstanding or held by the Company as treasury stock on the Effective Date will be automatically reclassified into one new share of Company common stock. Proportionate adjustments will be made to the conversion and exercise prices and the number of shares underlying the Company’s preferred stock, outstanding warrants, equity awards and options, and the number of shares reserved under the Company’s amended and restated 2021 equity incentive plan.

The reverse stock split will not affect the number of shares of preferred stock issued and outstanding, the number of shares of common stock or preferred stock authorized for issuance under the Company’s charter or the par value of the Company’s common stock or preferred stock.

Each stockholder’s percentage ownership interest in the Company and proportional voting power will remain materially unchanged, except for changes and adjustments that result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock will be substantially unaffected by the reverse stock split.

No fractional shares will be issued as a result of the reverse stock split. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole share and no stockholders will receive cash in lieu of fractional shares. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company, except to the extent that the reverse stock split would result in a stockholder owning more common shares as a result of the rounding up to the next whole share for each fractional share.

The Company’s transfer agent, Equiniti Trust Company (“Equiniti”), is acting as the exchange agent for the reverse stock split. Stockholders who hold their shares in book-entry form or through a bank, broker, or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from Equiniti regarding their common stock ownership post-reverse stock split.

As previously announced, in December 2024, the Company received a notification letter from the Listing Qualifications Department of Nasdaq notifying the Company that the Staff has determined to delist the Company’s common stock from Nasdaq because the Company did not regain compliance with the minimum bid price requirement on or before December 26, 2024, the deadline for doing so, and did not comply with the minimum $4,000,000/$5,000,000 stockholders’ equity requirement for initial listing on The Nasdaq Capital Market. The Company appealed the determination, and a hearing was held on February 18, 2025. Although no guarantees can be offered, the Company believes that this reverse stock split will allow it to regain compliance with the Nasdaq continued listing requirements and will enable the Company to maintain its Nasdaq listing.

Additional information about the reverse stock split and Tivic Health can be accessed and viewed at the SEC’s website, www.sec.gov, and at the Company’s website, https://tivichealth.com.

About Tivic Health

Tivic Health is a diversified therapeutics company harnessing the power of the immune and autonomic nervous systems to fight disease and restore health. Tivic Health’s bioelectronic division is developing non-invasive medical devices that personalize key stimulation parameters for the vagus nerve to deliver meaningfully improved effects on measures of the autonomous nervous system compared to current treatments, which are often invasive, ineffective or both. Tivic Health’s biopharma division’s lead product candidate is the TLR5 agonist, Entolimod™, which is in late-stage studies to treat acute radiation syndrome. The FDA has granted Fast Track and Orphan Drug designation to Entolimod™.

Tivic Health already has an FDA-approved over-the-counter device, ClearUP™ that treats sinus pain and pressure and is available through online retailers and commercial distributors. For more information about Tivic Health, visit: https://ir.tivichealth.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: Nasdaq’s grant of additional time to regain compliance with the minimum bid price requirement; the effectiveness of the reverse stock split; the number of shares of the Company’s common stock that will be issued as a result of rounding up fractional shares resulting from the reverse stock split to the nearest whole share, including dilution resulting from such issuances; the price at which the Company’s common stock will trade after the reverse stock split is effected; the continued listing of the Company’s common stock on the Nasdaq Capital Market; and the Company's financial condition. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic Health’s actual results to differ from those contained in the forward-looking statements, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 25, 2024, under the heading "Risk Factors"; as well as the Company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health undertakes no duty to update such information except as required by applicable law.

Investor Contact

Hanover International, Inc.

ir@tivichealth.com